Fairchild Semiconductor Appoints Catherine Lego to Board of Directors

SAN JOSE, Calif., August 21, 2013 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance power and mobile semiconductor solutions, announced that Catherine P. Lego has joined the company's board of directors.

"I am delighted to announce the appointment of Catherine Lego to our board," said Mark Thompson, Fairchild's chairman and CEO. "Cathy's depth of industry knowledge and experience, financial, accounting and business development expertise, and interest and commitment to corporate governance, will be great additions to our board. We are fortunate to have her on our team, and we look forward to working with her."

Lego formed Lego Ventures, LLC in 1992 to consult with early-stage technology companies. From 1999 to 2009 she served as the general partner of The Photonics Fund, an early-stage venture fund focused on investing in components and systems companies for the fiber optics telecommunications market. She previously practiced as a certified public accountant with the accounting firm Coopers & Lybrand.

Lego is a member of the boards of directors, and chairs the audit committees, of SanDisk Corporation and Lam Research Corporation. She has also served on several other private and public company boards in the technology sector. She will join Fairchild's nominating and governance committee and compensation committee.

Lego, 56, holds a B.A. in economics and biology from Williams College and an M.S. in accounting from the New York University Graduate School of Business.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) - global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at http://www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:

Paul R. Hughes

Public Relations Manager

1-(800) 341-0392 X 3110

E-mail: paul.hughes@fairchildsemi.com

Dianna Fletcher

Corporate Communications

1 (207) 831-8148

E-mail: dianna.fletcher@fairchildsemi.com